EXHIBIT A

          NOTE

          $200,000,000                                New York, New York
                                                      February 20, 1996

                    FOR VALUE RECEIVED, each of HECHINGER STORES
          COMPANY, a Delaware corporation and HECHINGER STORES EAST
          COAST COMPANY, a Delaware corporation (collectively, the
           Borrowers ), HEREBY JOINTLY AND SEVERALLY PROMISE TO
          PAY, to the order of The CIT Group/Business Credit, Inc.
          (the "Lender") on the Termination Date (as defined in the Credit Agreement referred to below), and at such earlier dates as may be required by the Credit Agreement, the lesser of (i) the principal amount of Two Hundred Million and 00/100 Dollars ($200,000,000) and (ii) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrowers pursuant to the Credit Agreement. The Borrowers further jointly and severally promise to pay to the order of the Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to the Credit Agreement, payable on the dates set forth in the Credit Agreement. Payments of principal and interest on this Note shall be made in lawful money of the United States of America and in the manner set forth in the Credit Agreement.

                    This Note is one of the "Notes" referred to in, and is entitled to the benefits of, the Revolving Credit Agreement, dated as of February 20, 1996 (as the same may be amended, restated, modified or supplemented from time to time, the "Credit Agreement"), among the Borrowers, the Lenders party thereto and The CIT Group/Business Credit, Inc., as agent for the Lenders (the "Agent"), which among other things, provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances, all upon certain terms and conditions specified therein. Notwithstanding any other provision of this Note, interest paid or becoming due hereunder shall in no event exceed the maximum rate permitted by applicable law. Terms defined in the Credit Agreement have the same meanings herein.

                    This Note is entitled to the benefits of the Credit Agreement and the other Related Documents referred to in the Credit Agreement. Except as otherwise set forth in the Credit Agreement, the Borrowers hereby expressly waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and an action for amounts due hereunder shall immediately accrue.

                    This Note and interests herein may only be transferred to the extent and in the manner set forth in the Credit Agreement.

                    This Note shall be governed by, construed and enforced in accordance with, the internal laws of the State of New York applicable to contracts made and to be performed therein without consideration as to choice of law.

                                        HECHINGER STORES COMPANY

                                        By:  ____________________________
                                             Name:
                                             Title:

                                        HECHINGER STORES EAST COST COMPANY

                                        By:  ____________________________
                                             Name:
                                             Title: